Exhibit 99.1

FOR IMMEDIATE RELEASE

5401 E. Independence Blvd.

Charlotte, NC 28212

704-532-3320; 704-536-5116 (Fax)

Sonic Automotive, Inc. Announces Extension of Acquisition Financing Line;

Bank of America to Join Financing Syndicate

CHARLOTTE, NC (February 10, 2003) – Sonic Automotive, Inc. (NYSE: SAH) announced today that it has amended its revolving credit facility with Ford Motor Credit Company as the lead agent and DaimlerChrysler Services North America, LLC and Toyota Motor Credit Corporation as participating lenders. The amendment extends the expiration date from October 31, 2004 to October 31, 2006 and adds Bank of America, N.A. to the lending group. In addition, the amendment reduces the maximum limit of the facility from $600 million to $500 million. All other significant provisions of the facility remain the same.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “We’re pleased to add Bank of America to our financing group. The manufacturer’s captive finance arms are outstanding financing partners for our Company and have been for many years. As one of the largest bank providers of automotive retail and commercial financing in the United States, Bank of America was a logical choice as our first non-captive lender. This addition increases the sources of long-term capital for the Company and demonstrates the attractiveness of the automotive retailing sector. After extending the date of this facility, our earliest maturity of long-term debt under our major financing facilities is now October of 2006. Our capital structure is stabilized for the foreseeable future and we can focus our efforts on successfully deploying that capital to take advantage of the many attractive acquisition opportunities.”

The revolving credit facility is subject to borrowing base provisions and the reduction in the maximum limit does not affect Sonic’s current availability under the facility. After considering our acquisition plans and our ability to access the capital markets, we reduced the overall limit in order to minimize unused commitment fees. As of December 31, 2002, Sonic had approximately $146 million available under this facility. The combination of this revolving facility and internally generated cash flow is sufficient capital to support Sonic’s growth strategies.

Floyd Robinson, President of Bank of America’s auto group stated, “We are proud to become a participant in this syndicated credit facility. This demonstrates the strength of the relationship we’ve developed with Sonic Automotive and also our commitment to the automotive retailing sector.”

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 187 franchises and 44 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated cash flow from operations, access to capital markets and future acquisition opportunities. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. The Company does not undertake any obligation to update forward-looking information.

Contact:	Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc. (704) 532-3347.
J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.
Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.